Contact:

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock Reports Second Quarter Diluted EPS of $2.05

Assets Under Management Rise to $1.428 Trillion at June 30, 2008

New York, July 17, 2008 — BlackRock, Inc. (NYSE:BLK) today reported net income for the 2008 second quarter of $274 million, or $2.05 per diluted share, an increase of 23% compared to the second quarter of 2007. Net income for the first half of 2008 totaled $516 million, or $3.87 per diluted share, an increase of 23% compared to results reported for the first half of 2007.

The growth in earnings for the second quarter and first half of 2008 included a 44% increase in operating income for both periods compared to 2007. Improvements in operating results were offset partially by lower non-operating income reflecting the effect of declining markets on seed and co-investments and higher net interest expense.

Diluted earnings per share, as adjusted1 of $2.14 for the quarter ended June 30, 2008 increased 19% compared to the $1.80 earned in the second quarter of 2007 and 13% compared to the $1.90 earned in the first quarter of 2008. Adjusted diluted earnings per share for the first half of 2008 was $4.04, a 19% increase from the $3.39 earned in the first half of 2007. Results reflected strong organic growth in domestic and international assets under management (“AUM”), a balanced product mix, a diversified client base and continued success in BlackRock Solutions®. These factors combined to produce top line revenue growth in excess of 25% for both the second quarter and first half of 2008 compared to 2007 and revenue growth of 7% comparing the second quarter 2008 to the first quarter 2008.

For the second quarter 2008 reported operating margin was 29.2% and operating margin, as adjusted1 was 37.9%. The Company improved operating margins on an as adjusted basis compared to the first quarter 2008 and second quarter 2007.

AUM increased to $1.428 trillion at June 30, 2008, up 5% since March 31, 2008 and 16% since June 30, 2007. Net new business totaled $63.2 billion during the quarter, including $43.6 billion in advisory assets, which are long-term portfolio liquidation assignments. Net inflows in fixed income, equity and alternative investments totaled $24.2 billion. Cash management products had $4.6 billion of net outflows at quarter-end, all of which has since been recovered. BlackRock Solutions had a very strong quarter, adding seven net new assignments and closing two highly complex advisory assignments. Our new business pipeline remains robust, with $64.0 billion of wins funded or to be funded since quarter-end, including $23.0 billion in long-dated products, $8.5 billion in cash management and $32.5 billion in advisory assignments.

[1]	See notes (a), (b) and (c) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 7, 8, 9 and 10.

“BlackRock’s second quarter results were strong across the board – competitive investment performance, strong operating earnings growth, robust net new business, exceptional growth in BlackRock Solutions, and sustained operating and financial discipline,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “We continued to benefit from our diversified business and integrated global platform. Our results are a real testament to the capabilities of our employees and their focus on working together as a unified team. They are also a validation of our “One BlackRock” model that strongly differentiates our approach and is central to our ability to build the kinds of dynamic, collaborative relationships increasingly sought by our clients.

“Our second quarter results are particularly notable given the headwinds our industry is facing. Market conditions remain highly unstable as the credit crunch and sharply deteriorating global equity markets continue to take a toll on investors worldwide. Investing in this environment is as challenging as I have ever experienced. However, there are very attractive opportunities for investors who have sophisticated risk management capabilities and can withstand near-term price volatility. We have worked with clients to selectively pursue those opportunities. We also have worked with a variety of asset holders to provide a range of financial markets advisory services. Clearly, BlackRock will not be immune to the effects of adverse markets, but I believe our global platform, diverse capabilities and intensive client service model will continue to differentiate the firm.

“BlackRock and Merrill Lynch worked together over the past weeks to reinforce our partnership. The outcome of our collective efforts is a strong reaffirmation of our strategic relationship. Merrill Lynch decided not to sell any of their stake in BlackRock, and we jointly agreed to extend and strengthen our global distribution agreement to reinforce our mutual commitment to serve investors globally and create value for our respective shareholders.”

Second Quarter Business Highlights

Net new business for the quarter totaled $63.2 billion. Flows were strong across both regions and client businesses. Specifically, we had $47.4 billion of net inflows from U.S. clients and $15.8 billion from international investors, including $11.3 billion from investors in Europe, the Middle East, Africa and Australia, and $3.1 billion from investors in Asia. The quarter’s efforts yielded net new business from a wide variety of investors, including $50.4 billion and $9.3 billion of net new business in long-dated products from U.S. and international institutions, respectively. We also had $3.6 billion of net inflows in U.S. retail products and $2.6 billion of net subscriptions from international retail investors, which were partially offset by $1.0 billion of net outflows from high net worth investors.

Second quarter fundings were positive in all long-dated asset classes. Investors awarded us $16.7 billion in fixed income mandates, led by net inflows in long duration and global bond portfolios. In addition, we had $6.0 billion of net new business in equity accounts, with strong flows in asset allocation funds and enhanced index mandates. Alternative investments generated net inflows of $1.5 billion, spread across real estate, fund of funds, and hedge fund products. Although cash management products had net outflows of $4.6 billion, average assets were up approximately 5.0% versus the prior quarter, and we have had $7.3 billion of net inflows subsequent to quarter-end.

BlackRock Solutions added seven net new assignments during the quarter, including five new Aladdin assignments and four additional investment accounting outsourcing relationships. In addition, four advisory assignments ended and two new relationships commenced during the quarter. Four risk management advisory assignments ended and one new relationship commenced during the quarter. As of June 30, 2008, BlackRock Solutions had $43.6 billion of advisory assets under management in multiple financial markets advisory assignments. In addition, we have ten Aladdin implementations in process, four of which are expected to “go live” during the third quarter.

As of July 15, 2008, our pipeline of wins funded or to be funded was $64.0 billion, including $23.0 billion in fixed income, equity and alternative investments, $8.5 billion in cash management products and $32.5 billion in advisory assignments. The pipeline includes mandates from a diverse base of U.S. and international clients. BlackRock Solutions continues to have strong demand for a variety of services, including interest in our Aladdin® investment system, risk management, outsourcing services and financial markets advisory mandates.

Second Quarter Financial Highlights

Comparison to the Second Quarter of 2007

Second quarter 2008 operating income increased 44% to $405 million from $282 million earned in second quarter 2007. Second quarter 2008 included the results related to AUM acquired in the Quellos transaction which closed on October 1, 2007.

Second quarter 2008 revenues of $1,387 million increased $290 million, or 26%, compared to $1,097 million in second quarter 2007 primarily due to the following:

•

Investment advisory and administration base fees of $1,161 million in second quarter 2008 increased $210 million, or 22%, compared to $951 million in second quarter 2007 primarily due to organic growth in AUM across all asset classes, and the AUM acquired in the Quellos transaction. The second quarter of 2008 included $45 million of fees related to AUM acquired in the Quellos transaction.

•

Performance fees were $57 million in second quarter 2008, compared to $26 million in second quarter 2007. The increase relates to higher performance fees earned on international equity separate accounts and alternative investment products in second quarter 2008.

•

Other revenue, which includes BlackRock Solutions and property management fees, was $135 million for second quarter 2008 versus $88 million in second quarter 2007. Second quarter 2008 BlackRock Solutions revenue rose to $100 million compared to $46 million in second quarter 2007, an increase of 115%, reflecting additional Aladdin mandates and advisory assignments.

Second quarter 2008 operating expenses of $982 million increased $167 million, or 21%, compared to $815 million in second quarter 2007 primarily due to the following:

•

Employee compensation and benefits increased $143 million primarily due to higher incentive compensation related to increases in operating income and performance fees, a $38 million increase in salaries and benefits primarily due to increased staff (including the increase in staff associated with the fund of funds acquisition in 2007) and a $23 million increase in deferred compensation primarily related to appreciation on assets associated with certain deferred compensation plans, which is partially offset by gains on investments included in non-operating income.

•	Portfolio administration and servicing costs paid to Merrill Lynch and other third parties increased $23 million primarily due to higher levels of average AUM across all asset classes.

•	Amortization of deferred sales costs increased $5 million as a result of higher sales of certain share classes of open-ended funds.

•

General and administration expenses decreased $9 million primarily related to a $14 million reduction in closed–end fund launch costs, a $6 million decline in foreign currency remeasurement costs, and a $3 million decrease in professional services related to MLIM integration costs in 2007, partially offset by increases in portfolio services and occupancy expenses of $8 million and $6 million, respectively.

•	Amortization of intangible assets increased $5 million due to an increase in finite-lived management contracts acquired in the Quellos transaction.

Second quarter 2008 non-operating income, net of non-controlling interest, was $17 million compared to $65 million in second quarter 2007. The decrease in net non-operating income of $48 million primarily reflects a $31 million decline in net investment gains from co-investments in private equity products and $12 million related to valuations on co-investments in real estate products. In addition, net interest expense increased $6 million compared to second quarter 2007 due primarily to the issuance of long-term debt in September 2007.

Second quarter 2008 income taxes were $148 million representing an effective income tax rate of 35%.

Comparison to the First Quarter of 2008

Second quarter 2008 operating income increased 2% to $405 million from $396 million earned in first quarter 2008.

Second quarter 2008 revenues of $1,387 million increased $87 million, or 7%, compared to $1,300 million in first quarter 2008 primarily due to the following:

•

Investment advisory and administration base fees of $1,161 million in second quarter 2008 increased $28 million, or 3%, compared to $1,133 million in first quarter 2008 primarily due to increases in fixed income fees, cash management fees and alternative investment products of $13 million, $9 million and $8 million, respectively. The increase in base fees is attributable primarily to strong second quarter AUM growth in fixed income and alternative products as well as higher average AUM in cash management products.

•	Performance fees were $57 million in second quarter 2008, compared to $42 million in first quarter 2008. The increase relates to higher performance fees earned on alternative investment products.

•

Other revenue, which includes BlackRock Solutions and property management fees, was $135 million for second quarter 2008 versus $90 million in first quarter 2008. Second quarter 2008 BlackRock Solutions revenue increased to $100 million compared to $60 million in first quarter 2008, an increase of 67%. The increase in second quarter 2008 BlackRock Solutions revenue reflects net new business growth, including the addition of substantial advisory assets under management.

Second quarter 2008 operating expenses of $982 million increased $78 million, or 9%, compared to $904 million in first quarter 2008 primarily due to the following:

•

Employee compensation and benefits increased $83 million primarily due to increases in operating income, performance fees and other revenue as well as an increase in deferred compensation linked to appreciation on assets related to certain deferred compensation plans, which is partially offset by gains on investments included in non-operating income.

•

General and administration expenses decreased $7 million primarily due to a $7 million decrease in expense related to foreign currency remeasurement and a $4 million decrease in professional services, partially offset by a $5 million increase in portfolio services.

Second quarter 2008 non-operating income, net of non-controlling interest, was $17 million, compared to non-operating expense, net of non-controlling interest, of $24 million in first quarter 2008. The increase in net non-operating income of $41 million reflects higher valuations from co-investments in hedge funds/funds of hedge funds and other investments of $27 million and $19 million, respectively. In addition, interest and dividend income declined $4 million compared to first quarter 2008.

Teleconference and Webcast Information

BlackRock will host a teleconference call for investors and analysts on Thursday, July 17, 2008, at 9:00 a.m. (Eastern Time) to discuss its second quarter results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 55202847). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, July 17, 2008 and ending at midnight on Thursday, July 24, 2008. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 55202847. To access the webcast, please visit the investor relations section of www.blackrock.com.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. At June 30, 2008, BlackRock’s AUM was $1.428 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions investment system, risk management and financial advisory services. Headquartered in New York City, as of June 30, 2008, the firm has approximately 5,700 employees in 19 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries, and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s investments; (14) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory and administration fees earned by BlackRock and the carrying value of certain assets and liabilities denominated in foreign currencies; (15) the impact of changes to tax legislation and, generally, the tax position of the Company; (16) BlackRock’s ability to successfully integrate the MLIM and Quellos Businesses with its existing business; (17) the ability of BlackRock to effectively manage the former MLIM and Quellos assets along with its historical assets under management; (18) BlackRock’s success in maintaining the distribution of its products; and (19) BlackRock may elect to provide support to its products from time to time.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

# # #

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in thousands, except per share data)

(unaudited)

	Three months ended June 30,			Three months ended March 31, 2008		Six months ended June 30,

	2008	2007	% Change		% Change	2008	2007	% Change
Revenue
Investment advisory and administration base fees	$1,161,357	$950,610	22.2%	$1,132,878	2.5%	$2,294,235	$1,824,118	25.8%
Investment advisory performance fees	57,079	25,720	121.9%	41,543	37.4%	98,622	48,138	104.9%

Investment advisory and administration fees	1,218,436	976,330	24.8%	1,174,421	3.7%	2,392,857	1,872,256	27.8%
Distribution fees	33,683	32,867	2.5%	35,319	(4.6)%	69,002	57,687	19.6%
Other revenue	134,832	87,826	53.5%	90,398	49.2%	225,230	172,454	30.6%

Total revenue	1,386,951	1,097,023	26.4%	1,300,138	6.7%	2,687,089	2,102,397	27.8%

Expenses
Employee compensation and benefits	551,954	408,773	35.0%	468,949	17.7%	1,020,903	756,075	35.0%
Portfolio administration and servicing	153,618	131,077	17.2%	155,739	(1.4)%	309,357	262,163	18.0%
Amortization of deferred mutual fund sales commissions	33,422	28,713	16.4%	30,208	10.6%	63,630	50,271	26.6%
General and administration	206,395	215,384	(4.2)%	212,983	(3.1)%	419,378	417,549	0.4%
Amortization of intangible assets	36,572	31,075	17.7%	36,569	0.0%	73,141	62,107	17.8%

Total expenses	981,961	815,022	20.5%	904,448	8.6%	1,886,409	1,548,165	21.8%

Operating income	404,990	282,001	43.6%	395,690	2.4%	800,680	554,232	44.5%

Non-operating income (expense)
Net gain (loss) on investments	(467)	210,203	(100.2)%	(19,489)	97.6%	(19,956)	360,563	(105.5)%
Interest and dividend income	13,924	13,738	1.4%	18,339	(24.1)%	32,263	32,095	0.5%
Interest expense	(16,720)	(10,223)	63.6%	(17,378)	(3.8)%	(34,098)	(21,209)	60.8%

Total non-operating income (expense)	(3,263)	213,718	(101.5)%	(18,528)	(82.4)%	(21,791)	371,449	(105.9)%

Income before income taxes and non-controlling interest	401,727	495,719	(19.0)%	377,162	6.5%	778,889	925,681	(15.9)%
Income tax expense	147,569	125,012	18.0%	130,131	13.4%	277,700	234,918	18.2%

Income before non-controlling interest	254,158	370,707	(31.4)%	247,031	2.9%	501,189	690,763	(27.4)%
Non-controlling interest	(19,900)	148,463	(113.4)%	5,360	(471.3)%	(14,540)	273,131	(105.3)%

Net income	$274,058	$222,244	23.3%	$241,671	13.4%	$515,729	$417,632	23.5%

Weighted-average shares outstanding (c)
Basic	129,569,325	128,544,894	0.8%	128,904,253	0.5%	129,242,591	128,676,577	0.4%
Diluted	133,526,713	131,383,470	1.6%	132,876,553	0.5%	133,189,957	131,580,121	1.2%
Earnings per share (c)
Basic	$2.12	$1.73	22.5%	$1.87	13.4%	$3.99	$3.25	22.8%
Diluted	$2.05	$1.69	21.3%	$1.82	12.6%	$3.87	$3.17	22.1%

Dividends paid per share	$0.78	$0.67	16.4%	$0.78	0.0%	$1.56	$1.34	16.4%

Supplemental information:

Operating margin, GAAP	29.2%	25.7%	13.6%	30.4%	(3.9)%	29.8%	26.4%	12.9%
Operating margin, as adjusted (a)	37.9%	36.1%	5.0%	37.6%	0.8%	37.8%	36.4%	3.8%
Net income, as adjusted (b)	$285,271	$236,626	20.6%	$253,060	12.7%	$538,331	$445,866	20.7%
Diluted earnings per share, as adjusted (b) (c)	$2.14	$1.80	18.9%	$1.90	12.6%	$4.04	$3.39	19.2%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(a) BlackRock reports its financial results on a GAAP basis, however; management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock's financial performance over time. BlackRock's management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below. Certain prior period non-GAAP data has been reclassified to conform to current presentation. Computations for all periods are derived from the Company's condensed consolidated statements of income as follows:

	Three months ended			Six months ended June 30,
	June 30,		March 31, 2008
	2008	2007		2008	2007
Operating income, GAAP basis	$404,990	$282,001	$395,690	$800,680	$554,232
Non-GAAP adjustments:
PNC LTIP funding obligation	14,751	13,933	15,021	29,772	25,976
Merrill Lynch compensation contribution	2,500	2,500	2,500	5,000	5,000
MLIM integration costs	—	6,039	—	—	13,139
Closed-end fund launch costs	5,388	19,801	3,739	9,127	32,953
Closed-end fund launch commissions	—	4,297	164	164	5,694
Compensation expense related to (depreciation) appreciation on deferred compensation plans	24,925	7,073	(795)	24,129	9,559

Operating income used for operating margin measurement	$452,554	$335,644	$416,319	$868,872	$646,553

Revenue, GAAP basis	$1,386,951	$1,097,023	$1,300,138	$2,687,089	$2,102,397
Non-GAAP adjustments:
Portfolio administration and servicing costs	(153,618)	(131,077)	(155,739)	(309,357)	(262,163)
Amortization of deferred mutual fund sales commissions	(33,422)	(28,713)	(30,208)	(63,630)	(50,271)
Reimbursable property management compensation	(6,341)	(6,664)	(6,119)	(12,460)	(13,306)

Revenue used for operating margin measurement	$1,193,570	$930,569	$1,108,072	$2,301,642	$1,776,657

Operating margin, GAAP basis	29.2%	25.7%	30.4%	29.8%	26.4%

Operating margin, as adjusted	37.9%	36.1%	37.6%	37.8%	36.4%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(a)	(continued)

Management believes that operating margin, as adjusted, is an effective indicator of management's ability to effectively employ BlackRock’s resources. As such, management believes that operating margin, as adjusted, provides useful disclosure to investors.

Non-GAAP operating income adjustments used for operating margin, as adjusted:

The portion of expense associated with certain Long-Term Incentive Plans (“LTIP”) which will be funded through the distribution to participants of shares of BlackRock common stock held by PNC and the anticipated Merrill Lynch compensation contribution has been excluded because, exclusive of the impact related to LTIP participants’ put options, these charges do not impact BlackRock’s book value. MLIM integration costs consist principally of certain professional fees, rebranding costs and compensation costs incurred in conjunction with the integration which were reflected in GAAP operating income. Integration costs have been deemed non-recurring by management and have been excluded from operating income, as adjusted, to help ensure the comparability of this information to prior periods. Closed-end fund launch costs and commissions have been excluded from operating income, as adjusted, because such costs can fluctuate considerably and revenues associated with the expenditure of such costs will not fully impact the Company’s results until future periods. As such, management believes that operating margins exclusive of these costs are more representative of the operating performance for the respective periods. Compensation expense associated with appreciation (depreciation) on assets related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans are reported in non-operating income.

Non-GAAP revenue adjustments used for operating margin, as adjusted:

Portfolio administration and servicing costs, paid to related parties and to other third parties, have been excluded from revenue used for operating margin, as adjusted, because the Company receives offsetting revenue and expense for these services. Amortization of deferred mutual fund sales commissions are excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, offset distribution fee revenue earned by the Company. Reimbursable property management compensation represents compensation and benefits paid to personnel of Metric Property Management, Inc. (“Metric”) a subsidiary of BlackRock Realty Advisors, Inc. (“Realty”). These employees are retained on Metric’s payroll when certain properties are acquired by Realty’s clients. The related compensation and benefits are fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin, as adjusted, because they bear no economic cost to BlackRock.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(b)	BlackRock reports its financial results on a GAAP basis, however; management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP-basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007
Net income, GAAP basis	$274,058	$222,244	$241,671	$515,729	$417,632
Non-GAAP adjustments, net of tax:
PNC LTIP funding obligation	9,588	8,917	9,764	19,352	16,625
Merrill Lynch compensation contribution	1,625	1,600	1,625	3,250	3,200
MLIM integration costs	—	3,865	—	—	8,409

Net income, as adjusted	$285,271	$236,626	$253,060	$538,331	$445,866

Diluted weighted average shares outstanding (c)	133,526,713	131,383,470	132,876,553	133,189,957	131,580,121

Diluted earnings per share, GAAP basis (c)	$2.05	$1.69	$1.82	$3.87	$3.17

Diluted earnings per share, as adjusted (c)	$2.14	$1.80	$1.90	$4.04	$3.39

Management believes that net income, as adjusted, and diluted earnings per share, as adjusted, are effective measurements of BlackRock’s profitability and financial performance. The portion of the LTIP expense associated with awards which will be funded through the distribution to participants of shares of BlackRock common stock held by PNC and the anticipated Merrill Lynch compensation contribution has been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, because, exclusive of the impact related to LTIP participants’ put options, these charges do not impact BlackRock’s book value. MLIM integration costs reflected in GAAP net income have been deemed non-recurring by management and have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior reporting periods. Integration costs consist principally of certain professional fees, rebranding costs and compensation costs incurred in conjunction with the integration.

(c)	Series A non-voting participating preferred stock is considered to be common stock for purposes of earnings per share calculations.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in thousands)

(unaudited)

	Three months ended June 30,			Three months ended March 31,		Six months ended June 30,
	2008	2007	% Change	2008	% Change	2008	2007	% Change
Investment advisory and administration fees
Equity and balanced	$601,311	$529,046	13.7%	$602,627	(0.2)%	$1,203,938	$999,484	20.5%
Fixed income	234,048	221,931	5.5%	221,503	5.7%	455,551	440,038	3.5%
Cash management	183,505	120,189	52.7%	174,554	5.1%	358,059	234,786	52.5%
Alternative investment products	142,493	79,444	79.4%	134,194	6.2%	276,687	149,810	84.7%

Investment advisory and administration base fees	1,161,357	950,610	22.2%	1,132,878	2.5%	2,294,235	1,824,118	25.8%
Equity and balanced	29,494	6,940	325.0%	38,011	(22.4)%	67,505	16,041	320.8%
Fixed income	494	1,110	(55.5)%	1,222	(59.6)%	1,716	2,621	(34.5)%
Alternative investment products	27,091	17,670	53.3%	2,310	NM	29,401	29,476	(0.3)%

Investment advisory performance fees	57,079	25,720	121.9%	41,543	37.4%	98,622	48,138	104.9%

Total investment advisory and administration fees	1,218,436	976,330	24.8%	1,174,421	3.7%	2,392,857	1,872,256	27.8%

Distribution fees	33,683	32,867	2.5%	35,319	(4.6)%	69,002	57,687	19.6%

BlackRock Solutions	99,701	46,296	115.4%	59,665	67.1%	159,366	88,610	79.9%
Other revenue	35,131	41,530	(15.4)%	30,733	14.3%	65,864	83,844	(21.4)%

Total other revenue	134,832	87,826	53.5%	90,398	49.2%	225,230	172,454	30.6%

Total revenue	$1,386,951	$1,097,023	26.4%	$1,300,138	6.7%	$2,687,089	$2,102,397	27.8%

NM - Not meaningful Blackrock, Inc. Summary of Non-operating Income (Dollar amounts in thousands) (unaudited)

	Three months ended June 30,			Three months ended March 31,		Six months ended June 30,
	2008	2007	% Change	2008	% Change	2008	2007	% Change
Total non-operating income (expense)	$(3,263)	$213,718	(101.5)%	$(18,528)	(82.4)%	$(21,791)	$371,449	(105.9)%
Non-controlling interest	19,900	(148,463)	(113.4)%	(5,360)	(471.3)%	14,540	(273,131)	(105.3)%

Total non-operating income (expense), net of non-controlling interest	$16,637	$65,255	(74.5)%	$(23,888)	169.6%	$(7,251)	$98,318	(107.4)%

	Three months ended June 30,			Three months ended March 31,		Six months ended June 30,
	2008	2007	% Change	2008	% Change	2008	2007	% Change
Non-operating income
Interest and dividend income	$13,924	$13,738	1.4%	$18,339	(24.1)%	$32,263	$32,095	0.5%
Net gain (loss) on investments, net of non-controlling interest
Private equity	1,696	32,636	(94.8)%	8,061	(79.0)%	9,757	42,903	(77.3)%
Real estate	(8,455)	3,621	(333.5)%	(13,936)	39.3%	(22,391)	2,457	NM
Hedge funds/funds of hedge funds	11,664	8,785	32.8%	(15,586)	174.8%	(3,922)	16,720	(123.5)%
Other investments [1]	15,190	16,698	(9.0)%	(3,388)	NM	11,802	25,352	(53.4)%

Total net gain (loss) on investments, net of non-controlling interest	20,095	61,740	(67.5)%	(24,849)	180.9%	(4,754)	87,432	(105.4)%
Other non-controlling interest [2]	(662)	—	NM	—	NM	(662)	—	NM
Interest expense	(16,720)	(10,223)	63.6%	(17,378)	(3.8)%	(34,098)	(21,209)	60.8%

Total non-operating income, net of non-controlling interest	$16,637	$65,255	(74.5)%	$(23,888)	169.6%	$(7,251)	$98,318	(107.4)%

[1]	Includes investment income related to equity and fixed income investments, collateralized debt obligations (“CDOs”), deferred compensation arrangements and BlackRock’s seed capital hedging program.
[2]	Includes non-controlling interest related to non-investment activities.

NM - Not meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

Summary				Variance
	June 30, 2008	March 31, 2008	June 30, 2007	Qtr to Qtr	YOY
Fixed income	$527,186	$514,673	$492,287	2%	7%
Cash management	344,944	349,208	259,840	(1)%	33%
Equity and balanced	435,676	426,935	435,873	2%	0%
Alternative investment products	76,103	73,620	42,086	3%	81%

Sub Total	1,383,909	1,364,436	1,230,086	1%	13%
Advisory[3]	43,634	—	—	NM	NM

Total AUM	$1,427,543	$1,364,436	$1,230,086	5%	16%

Current Quarter Component Changes

	March 31, 2008	Net subscriptions (redemptions)	Acquisitions	FX 1	Market appreciation (depreciation)	June 30, 2008
Fixed income	$514,673	$16,732	$0	$(609)	$(3,610)	$527,186
Cash management	349,208	(4,601)	—	(1)	338	344,944
Equity and balanced	426,935	5,963	—	(923)	3,701	435,676
Alternative investment products	73,620	1,508	—	(120)	1,095	76,103

Sub Total	1,364,436	19,602	—	(1,653)	1,524	1,383,909
Advisory[3]	—	43,634	—	—	—	43,634

Total AUM	$1,364,436	$63,236	$0	$(1,653)	$1,524	$1,427,543

Year to Date Component Changes

	December 31, 2007	Net subscriptions (redemptions)	Acquisitions	FX 1	Market appreciation (depreciation)	June 30, 2008
Fixed income	$513,020	$13,797	$0	$2,633	$(2,264)	$527,186
Cash management	313,338	30,543	—	301	762	344,944
Equity and balanced	459,182	5,644	—	5,203	(34,353)	435,676
Alternative investment products	71,104	4,830	—	405	(236)	76,103

Sub Total	1,356,644	54,814	—	8,542	(36,091)	1,383,909
Advisory[3]	—	43,634	—	—	—	43,634

Total AUM	$1,356,644	$98,448	$0	$8,542	$(36,091)	$1,427,543

Year over Year Component Changes

	June 30, 2007	Net subscriptions (redemptions)	Acquisitions[2]	FX 1	Market appreciation (depreciation)	June 30, 2008
Fixed income	$492,287	$13,411	$0	$5,341	$16,147	$527,186
Cash management	259,840	82,914	—	558	1,632	344,944
Equity and balanced	435,873	19,653	—	10,359	(30,209)	435,676
Alternative investment products	42,086	10,603	21,868	597	949	76,103

Sub Total	1,230,086	126,581	21,868	16,855	(11,481)	1,383,909
Advisory[3]	—	43,634	—	—	—	43,634

Total AUM	$1,230,086	$170,215	$21,868	$16,855	$(11,481)	$1,427,543

NM - Not meaningful

[1]	Foreign Exchange reflects the impact of converting non-dollar denominated AUM into U.S. dollars for reporting.
[2]	Data reflects net assets acquired in the Quellos acquisition on October 1, 2007.
[3]	Advisory AUM represents long-term portfolio liquidation assignments.